Exhibit 10.1

MYLAN N.V.
AMENDMENT TO
AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN
This Amendment (the “Amendment”) to the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “Plan”) is adopted as of the 23rd day of February, 2017 (the “Amendment Effective Date”) by Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”). The Company hereby amends the Plan as follows:

1.	Section 6.03(e)(iii) is hereby deleted and replaced with the following:

Retirement.

(A)     With respect to Options and Stock Appreciation Rights granted prior to the Amendment Effective Date, unless otherwise provided in an Award Agreement, if a Participant’s employment by the Company or its Subsidiaries shall terminate because of Retirement, any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of Retirement, may be exercised by the Participant at any time, or from time to time, during the balance of the exercise period as set forth in Section 6.03(b)(iii). If such a Participant dies after Retirement but before such Participant’s Options have either been exercised or otherwise expired, such Options may be exercised by the person to whom such Options pass by will or applicable law or, if no person has that right, by the Participant’s executors or administrators at any time, or from time to time, during the balance of the exercise period set forth in Section 6.03(b)(iii).

(B)    With respect to Options and Stock Appreciation Rights granted on or after the Amendment Effective Date, notwithstanding anything in this Article VI to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Permanent Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Options and Stock Appreciation Rights) as the Committee shall deem appropriate provided that such waiver is done in a manner intended to comply with Section 409A of the Code.

2.    The clause “the minimum amount of any withholding or other tax required by law to be withheld” in the first sentence of Section 11.05 shall be deleted and replaced with the clause “up to the maximum amount of any withholding or other tax permitted by law to be withheld” and the clause “the minimum amount of any taxes required to be withheld” in clause (ii) of the final sentence of Section 11.05 shall be deleted and replaced with the clause “an amount equal to the withholding taxes due”.

All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the adoption of this Amendment.